EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 3rd day of December, 2008, by and among: Interstate Auto Group, Inc., a Minnesota corporation ("IAG-MN"), Interstate Auto Group, Inc. (MO), a Missouri corporation ("IAG-MO"), Interstate Auto Group, Inc. (OK), an Oklahoma corporation ("IAG-OK"), Interstate Auto Group, Inc. (AR), an Arkansas corporation ("IAG-AR") and Texas IAG, Inc., a Texas corporation ("IAG-TX") (IAG-MN, IAG-MO, IAG-OK, IAG-AR and IAG-TX are hereinafter sometimes collectively referred to as the "Purchasers"); Guaranteed Auto Finance, Inc., an Arkansas corporation ("Seller"); and First Cash Financial Services, Inc., a Delaware corporation (the "Shareholder").

R E C I T A L S
A.	The Shareholder is the owner of 100% of the issued and outstanding voting common stock of the Seller.

B.

Seller is engaged in the business of providing for the sale to consumers of used trucks and automobiles (the "Business") at various retail locations in the States of Missouri (the "Missouri Locations"), Oklahoma (the "Oklahoma Locations"), Arkansas (the "Arkansas Locations") and Texas (the "Texas Locations"), as more specifically described herein (the Missouri Locations, Oklahoma Locations, Arkansas Locations and Texas Locations are hereinafter connections collectively referred to as the "Locations").

C.	Seller desires to sell and assign and each of the Purchasers desire to purchase certain of the assets of the Seller used in the operation of the Business.

D.

Specifically, IAG-MO shall purchase certain of the assets of Seller used in the operation of the Business at the Missouri Locations, IAG-OK shall purchase certain of the assets of Seller used in the operation of the Business at the Oklahoma Locations, IAG-AR shall purchase certain of the assets of Seller used in the operation of the Business at the Arkansas Locations, IAG-TX shall purchase certain of the assets of Seller used in the operation of the Business at the Texas Locations and IAG-MN shall purchase only those assets specifically set forth herein, all on the terms and conditions set forth herein.

A G R E E M E N T

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1: PURCHASE OF ASSETS

     1.1     Agreement to Purchase and Sell Assets. Each of the Purchasers hereby purchases from Seller and Seller hereby sells, assigns, transfers, conveys and delivers to each of the Purchasers on the terms and subject to the conditions set forth in this Agreement, the assets specifically described as follows (the "Assets") (IAG-MN, IAG-MO, IAG-OK, IAG-AR and IAG-TX shall each separately purchase those Assets set forth below specifically assigned to them below or as set forth on any applicable Schedule attached hereto):

     a.     Seller hereby sells and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase all of Seller's automobile inventory including inventory in transit or on order and not yet delivered and all rights with respect to the processing and completion of any work in process of Seller as allocated and set forth on the attached Schedule 1.1(a) (the "Inventory");

     b.     Except as excluded below, Seller hereby sells and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase all of Seller's owned equipment and machinery used in connection with the Business as allocated and described in Schedule 1.1(b), along with any spare parts and accessories with respect thereto and together with any assignable manufacturer, vendor or installer warranties thereon (the "Equipment"). Seller makes no representations concerning the assignability of any warranty;

     c.     Seller hereby sells and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase all of Seller's business records relating to the Assets and the Business, including, but not limited to, customer lists, lists of suppliers, correspondence, maintenance and service records, files, research data, advertising data, operating manuals and contracts in each case with respect to and located at each of the Missouri Locations, the Oklahoma Locations, the Arkansas Locations and the Texas Locations, to each of IAG-MO, IAG-OK, IAG- AR and IAG-TX, respectively. Seller shall be entitled to reasonable access to such documents following the Closing for reasonable business purposes associated with winding up the Business;

     d.     Seller hereby sells and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase Seller's licenses, certificates, registrations, concessions, permits, consents and approvals used in the operation of the Business, to the extent assignable, as specifically set forth on the attached Schedule 1.1(d) (the "Licenses"). Seller makes no representation regarding the transferability of these items;

     e.     Intentionally Omitted.

     f.     Except as excluded below, Seller hereby sells and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase all of Seller's furniture, fixtures, furnishings, personal property, shelving, office supplies, computer hardware, trade fixtures, trade signage, leasehold improvements and other tangible personal property owned or leased by Seller together with any assignable manufacturer, vendor or installer warranties thereon, in each case with respect to and located at each of the Missouri Locations, the Oklahoma Locations, the Arkansas Locations and the Texas Locations, respectively"). Seller makes no representations concerning the assignability of any warranty relating these items;

     g.     Except for any security deposits associated therewith, Seller hereby sells and assigns and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase and assume as of the Closing Date all of Seller's rights in and to the real property leases as set forth on the attached Schedule 1.1(g) (the "Location Leases");

     h.     Seller hereby sells and each of IAG-MO, IAG-OK, IAG-AR and IAG-TX hereby purchase all of Seller's rights in and to all of the telephone and facsimile numbers and telephone directory advertisements used by Seller in the operation of the Business at the Locations as described on Schedule 1.1(h) hereto (the "Telephone Numbers and Directory Advertisements");

     i.     Seller hereby sells and IAG-MN hereby purchase all of Seller's rights of Seller in and to all tradenames, trademarks and slogans used or useful in the operation of the Business, all variants thereof and all goodwill associated therewith, including, without limitation, the right to use the name "Auto Master" and all web sites and domain names owned or licensed by Seller and used in the conduct of the Business (the "Intellectual Property").

     1.2     Excluded Assets. Seller shall retain all safes, routers, "thin clients," alarm equipment and video surveillance equipment, wherever located and all security deposits for the Location Leases to be assumed by Purchasers pursuant to Section 1.1(g). In addition, Seller shall retain all computer and phone equipment at the non-sales facility used by Seller's legal and warranty department at the Springdale Arkansas location. In addition, notwithstanding anything contained in this Agreement to the contrary, Purchasers will not purchase, and Seller will not sell, any of the assets of the Seller not specifically included in the definition of Assets hereunder.

ARTICLE 2: PURCHASE PRICE AND PRORATION OF EXPENSES AND REVENUES

     2.1     Purchase Price. The Purchase Price for the Assets shall be Four Million Seven Hundred Twenty Thousand Eight Hundred Eighty-Six and No/100ths Dollars ($4,720,886.00) (the "Purchase Price") allocated among the Purchasers and Locations as set forth on the attached Schedule 2.1.

     2.2     Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.2 hereto. The Purchasers and Seller shall each file, in accordance with Section 1060 of the Internal Revenue Code, as amended (the "Code"), an Asset Allocation Statement on Form 8594 (which conforms with such allocation) with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price that differs from the allocation to which the parties have agreed to herein.

     2.3     Payment of Purchase Price. The Purchase Price shall be paid by each of the Purchasers by wire transfer simultaneous with the execution and delivery of this Agreement by the parties in the amounts set forth on the attached Schedule 2.1. Notwithstanding any other provision of this Agreement or any document contemplated thereby, title to the assets made subject to this Agreement, shall not transfer until such time as the Purchase Price is received by Seller.

ARTICLE 3: ASSUMPTION OF LIABILITIES

     3.1     Limitation on Assumption of Liabilities. Seller shall transfer the Assets to Purchasers on the Closing Date free and clear of all liens, security interests and encumbrances, and Purchasers shall not, by virtue of its purchase of the Assets, assume or become responsible for any liabilities of Seller whatsoever, including, without limitation, any product or customer warranties with respect to vehicles sold by Seller prior to the effective date hereof, any consumer credit claim with respect thereto, or any other claims, obligations or liabilities of Seller or the Business.

     3.2     Assumption of Certain Liabilities. Notwithstanding the provisions of Section 3.1 hereof to the contrary, each of IAG-MO, IAG-OK, IAG-AR and IAG-TX covenant and agree to execute and deliver to Seller separate Assignment and Assumption Agreements in substantially the form of Exhibit A hereto (the "Assumption Agreements") pursuant to which they will each respectively assume and agree to perform and discharge all liabilities of Seller arising under the applicable Location Leases as set forth and as allocated on Schedule 1.1(g) that accrue and become performable on and after the Closing Date. Purchasers shall pay to Seller upon receipt from any landlord of a Leased Location any sum representing refunded security deposits advanced thereof by Seller to the applicable landlords for the Leased Locations as disclosed on Schedule 1.1(g). All 2008 property taxes shall be pro-rated between Seller and Purchasers. Purchasers hereby also assume all liabilities arising post-Closing on any other contracts transferred by Seller and specifically assumed by Purchasers hereunder as listed on Schedule 3.2 hereof. Purchasers shall indemnify and hold harmless Seller for all loss, cost and expense arising out of contracts or liabilities assumed by Purchasers, including without limitation, all post-Closing obligations under the Location Leases.

ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF SELLER
AND SHAREHOLDER

     Subject to the limitations below, Seller and the Shareholder hereby warrant and represent to Purchasers that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing:

     4.1     Due Incorporation; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas, and has all requisite corporate power and authority, to own, operate and lease its properties and assets, including the Assets, and to conduct the Business as it is now being conducted. Seller is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a material adverse effect on Seller, the Assets or the Business.

     4.2     Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and the Shareholder. Seller and the Shareholder have full power and authority, to sell, assign, transfer, convey and deliver to Purchasers the Assets to be sold hereunder and to otherwise perform their respective obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by the Seller and/or the Shareholder pursuant hereto.

     4.3     No Breach. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the governing documents or instruments of Seller or Shareholder; (ii) to the best of Seller's or Shareholder's knowledge, violate any applicable laws or injunction; (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give another party any rights of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, lease or other contract to which Seller and/or the Shareholder is a party, or by which it/they or any of its/their properties or assets may be bound; or (iv) result in the creation or imposition of any encumbrance on any of the Assets. Seller is not in breach of, nor has it received any claim or threat that it has breached, any of the terms and conditions of any material agreement to which it is bound.

     4.4     Clear Title. Seller has, or will have on the Closing Date, good, valid and marketable title to, or a valid leasehold interest in, all of the Assets free and clear of any and all liens, claims or encumbrances of any kind, nature or description whatsoever.

     4.5     Condition of Assets. PURCHASERS ARE PURCHASING THE ASSETS "AS IS." SELLER MAKES NO REPRESENTATIONS CONCERNING THEIR CONDITION, AND SELLER DISCLAIMS ALL SUCH WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     4.6     Litigation. Neither Seller nor Shareholder have been served with papers for proceeding that has been commenced by or against Seller or Shareholder or that otherwise relates to or may affect the Business, the Seller, the Shareholder, or any of the Assets, or that challenges, or that would or may have the effect of delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby. Neither Seller and nor Shareholder is aware of any such proceeding being filed or threatened.

     4.7     Taxes. With respect to the Seller, (a) all tax returns and all similar filings required to be filed on or before the Closing Date by the Seller with respect to any state, federal or local taxes have been timely filed in all jurisdictions in which such tax returns are required to be filed; (b) all taxes payable with respect to such tax returns, and all taxes accruable with respect to events occurring through the Closing Date, whether disputed or not, and whether or not shown on any tax return, will have been paid in full prior to the Closing Date, or an adequate accrual provided with respect thereto. All 2008 property taxes shall be pro-rated between Seller and Purchasers.

     4.8     Employee Benefits. To the best of Seller's and Shareholder's knowledge, Seller does not and will not have any unfunded liability for services rendered prior to the date hereof under any employee benefit plans and To the best of Seller's and Shareholder's knowledge, none of the Purchasers will incur any liability under any such plans as a result of the consummation of the transactions contemplated hereby.

     4.9     Employment Matters. To the best of Seller's and Shareholder's knowledge, Seller has complied in all respects with all laws relating to employment, including without limitation all laws concerning equal employment opportunity, nondiscrimination, leaves and absences, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. However, Seller and Shareholder disclose that the Department of Labor is investigating compliance issues arising out of two stores in Ft. Smith, Arkansas.

     4.10     Financial Statements. All of the financial data furnished to the Purchasers by the Seller relating to the Seller and/or the Business has been consistently prepared, and is true and correct in all material respects. Seller does not have any material liabilities in connection with the conduct of the Business or the ownership of the Assets (whether absolute, accrued, contingent or otherwise), except such liabilities which are accrued or reserved against in the financial information furnished to the Purchasers.

     4.11     Compliance with Laws. To the best of Seller's and Shareholder's knowledge, the Business has been operated and Seller is in substantial compliance with all requirements of insurance carriers, any Licenses and all applicable laws, including laws relating to workers health and safety, public health and any environmental matters, and except as noted elsewhere in this Agreement, neither Seller nor Shareholder have received any notice of any potential or actual violation of any such requirements or applicable laws.

     4.12     Location Leases and Customer Contracts. The Location Leases and the Customer Contracts were made in the ordinary course of business, are valid, binding and currently in full force and effect and to the best of Seller's and Shareholder's knowledge, no Seller default exists under any such Location Lease or Customer Contract and to the best of Seller's and Shareholder's knowledge, no event has occurred that through the passage of time or the giving of notice or both would constitute such a default.

     4.13     Hazardous Materials. Neither Seller nor Shareholder has ever generated, released, transported, stored, handled, disposed of or contracted for the disposal of any hazardous materials other than minimal amounts used, stored or generated in the ordinary course of the Business and in accordance with applicable laws. To the best of Seller's and Shareholder's knowledge, no employee, contractor or agent of Seller has been exposed to any hazardous materials in such a manner as to be harmed thereby (which such harm is now known to exist or will be discovered in the future). Neither Seller nor Shareholder is aware of and neither the Seller nor Shareholder has received any notice from any governmental or administrative agency that any of the Business Locations is not in compliance with any applicable environmental law(s).

     4.14     Intellectual Property. Seller and Shareholder have no knowledge of any asserted claim and have no reason to believe that the operation of the Business or the possession or use in the Business of any of the Assets, including the Intellectual Property, infringes the intellectual property rights of any other person. Seller is not obligated under any contract or otherwise to pay royalties, fees or other payments with respect to any of the Intellectual Property.

     4.15     Transactions with Related Parties. To the best of Seller's and Shareholder's knowledge, no affiliate of the Seller or Shareholder, or any present or former officer, governor or key employee of the Seller or Shareholder or any of their respective affiliates, is a party to any transaction with the Seller, including, without limitation, any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments to or a loan by the Seller, any affiliate of the Seller or any such officer, governor, key employee or other affiliate.

     4.16     Absence Of Certain Business Practice To the best of Seller's and Shareholder's knowledge, neither the Shareholder, the Seller nor any affiliate or agent of the Seller, or any other person acting on behalf of or associated with the Seller, acting alone or together, has since January 1, 2005 (a) received, directly or indirectly, any material rebates, payments, commissions, promotional allowances or any other economic benefits from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any governmental authority, or any political party or candidate for office, or other person who was, is or may be in a position to help or hinder the Business (or assist the Seller in connection with any actual or proposed transaction), in each case which (i) would subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding that would likely result in a material adverse effect on the Seller, the Business or the Assets, (ii) if not given in the past, may have had a material adverse effect on the Seller, the Business or the Assets, or (iii) if not continued in the future, would likely have a material adverse effect on the Seller, the Business or the Assets.

     4.17     Salaries. Schedule 4.17 is a true, complete and correct list setting forth with respect to the Business the names and total compensation of each individual presently employed by the Seller, on a salaried basis, for the periods for 2007, as applicable, and 2008 (year to date). There has been to the best of Seller's and Shareholder's knowledge, no "general increase" in the compensation or rate of compensation payable to any employees of the Seller of the Business since December 31, 2007, nor since that date has there been any promise to the employees listed on Schedule 4.17 orally or in writing of any bonus or increase in compensation, whether or not legally binding, except as set forth on Schedule 4.17. Seller will provide Purchasers with a copy of its compensation policies before Closing.

     4.18     Customer Warranties. Seller shall fully honor and comply with all existing customer warranties issued before the Closing Date.

     4.19     Full Disclosure. No representation or warranty made by Seller and/or the Shareholder in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller and/or the Shareholder pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished by or on behalf of Seller and/or Shareholder pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit, to state a material fact necessary to make the statements contained herein and therein not misleading.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF PURCHASERS

     Each of the Purchasers hereby warrants and represents to Seller that each and all of the following are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects at and as of the Closing:

     5.1     Due Incorporation; Good Standing. Each of the Purchasers is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of their incorporation, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted.

     5.2     Due Authorization. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchasers pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchasers. Purchasers has full power and authority, corporate and otherwise, to purchase the Assets being purchased hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed by the Purchasers pursuant hereto.

     5.3     Full Disclosure. No representation or warranty made by Purchasers in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchasers pursuant to this Agreement, and no statement, certificate or other document or instrument furnished or to be furnished to Seller pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein not misleading.

ARTICLE 6: PERFORMANCE BY SELLER AND THE SHAREHOLDER PENDING CLOSING

     Seller and the Shareholder covenant and agree that from and after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement in accordance with Article 12 hereof:

     6.1     Access to Information. At the request of Purchasers, Seller shall, from time to time, give or cause to be given to Purchasers, its officers, employees, counsel, accountants and other representatives, upon reasonable advance notice to Seller full access during normal business hours to the Locations and the Assets and all of the books, minute books, title papers, records, files, contracts, insurance policies, licenses and documents of every character of Seller relating to the Business or the Assets and Seller shall furnish or cause to be furnished to Purchasers, its officers, employees, counsel, accountants and other representatives all of the information with respect to the Seller, the Business and/or Assets as any of them may reasonably request.

     6.2     Business as Usual. Seller shall carry on the Business diligently, only in the ordinary course of business and substantially in the same manner as heretofore conducted and will keep and maintain the Assets in good and safe repair and condition consistent with past practices.

     6.3     Encumbrances. Seller shall not, directly or indirectly, perform or fail to perform any act that might reasonably be expected to result in the creation or imposition of any lien, claim or encumbrance on any of the Assets.

     6.4     Restrictions on Sale of Assets. Seller shall not sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of the Assets except for the sale of inventory in the ordinary course of business and at regular prices.

     6.5     Consents. As soon as reasonably practicable and in any event on or before the Closing Date, Seller will obtain or cause to be obtained all of the consents and approvals of all persons or entities necessary, if any, to assign and transfer to the Purchasers all of the Assets.

ARTICLE 7: CONDITIONS PRECEDENT TO PURCHASERS' OBLIGATIONS

     Unless waived by Purchasers in writing, each and every obligation of Purchasers to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     7.1     Accuracy of Representations and Warranties. The representations and warranties made by Seller and/or the Shareholder in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller and/or the Shareholder pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     7.2     Good and Marketable Title. Seller shall have at Closing good and marketable title to the Assets free of any and all liens and encumbrances satisfactory to Purchasers and its counsel.

     7.3     Location Leases. The Purchasers shall have negotiated the terms of a Lease between Seller and IAG-OK for the location at 2837 NW 36th Street, Oklahoma City, OK 73112 (the "Oklahoma City Location Lease"), and the terms of a Lease between Seller and IAG-AR for the location at 1640 E. Oak, Conway, AR 72032 (the "Conway Location Lease"), each on terms satisfactory to IAG-OK and IAG-AR in their sole discretion. In addition to the foregoing, Purchasers shall have received assignments of the remaining Locations on terms satisfactory to Purchasers pursuant to separate Assumption Agreements in substantially the form of the attached Exhibit A (the "Location Lease Assignments").

     7.4     Compliance with Covenants and Agreements. Seller and/or the Shareholder shall have performed and complied with all of the covenants, agreements and obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreement specified in Section 10.2 hereof.

     7.5     No Adverse Change. As of the Closing Date, nothing shall have occurred which, in the reasonable judgment of Purchasers could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Assets or the Business, or the ability of Purchasers to conduct the Business on the same basis as conducted by Seller in the past.

     7.6     Consents and Approvals. Purchasers shall have received evidence, in form and substance reasonably satisfactory to counsel for Purchasers, that all consents, waivers, releases, authorizations, approvals, licenses, certificates, permits and franchises of all persons as may be necessary to consummate the transactions contemplated by this Agreement and for the Purchasers to carry on and continue the Business as it is now conducted by Seller have been obtained.

     7.7     Purchasers Financing. Purchasers shall have obtained approval of its lender for the purchase of the Assets on terms satisfactory to Purchasers in Purchasers' sole discretion.

     7.8     Favorable Due Diligence Investigation. Purchasers shall have determined to Purchasers' satisfaction, that the Assets are in all material respects in sound condition, suitable for their intended purpose and that the Assets are in compliance in all material respects with the requirements of insurance carriers and applicable laws. In addition, Purchasers shall not have discovered during the course of its due diligence investigation any material liability relating to the Seller or the Business which was not previously disclosed to Purchasers in writing.

     7.9     Letter of Intent. The agreements, documents and other transactions contemplated by that certain Letter of Intent addressed to Shareholder and executed and delivered by IAG-MN, Universal Acceptance Corp., Seller and SHAC, Inc. dated October 31, 2008, shall have been executed and delivered and/or consummated to the satisfaction of Purchasers simultaneous with the closing of the transactions contemplated by this Agreement.

ARTICLE 8: CONDITIONS PRECEDENT TO THE SELLER'S AND THE SHAREHOLDER'S OBLIGATIONS

     Unless waived by Seller and the Shareholder in writing, each and every obligation of Seller and the Shareholder to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

     8.1     Accuracy of Representations and Warranties. The representations and warranties made by Purchasers in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchasers pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

     8.2     Compliance with Covenants and Agreements. Purchasers shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in Section 10.3 hereof.

     8.3     Required Governmental Approvals. All consents and approvals of each and every governmental body necessary for the consummation of the transactions contemplated hereby, if any, shall have been obtained.

     8.4     Letter of Intent. The agreements, documents and other transactions contemplated by that certain Letter of Intent addressed to Shareholder and executed and delivered by IAG-MN, Universal Acceptance Corp., Seller and SHAC, Inc. dated October 31, 2008, shall have been executed and delivered and/or consummated to the satisfaction of Seller and Shareholder simultaneous with the closing of the transactions contemplated by this Agreement.

ARTICLE 9: INDEMNIFICATION AND INSURANCE

     9.1     Indemnification by Seller and Shareholder. Seller and Shareholder, jointly and severally, covenant and agree to pay and perform and indemnify and hold Purchasers, its officers, directors, employees, affiliates, shareholders and agents, harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys' fees and disbursements of counsel), liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever (collectively "Losses") that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

     a.     The breach or falsity of any representation or warranty made by Seller and/or Shareholder in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller and/or Shareholder pursuant hereto and thereto.

     b.     The breach of any covenant or agreement made by Seller and/or Shareholder in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Seller and/or Shareholder pursuant hereto and thereto.

     c.     Any claims arising out of the operation, use or ownership of the Assets or the Business relating thereto by Seller prior to the Closing Date or any other business of the Seller at any time.

     9.2     Indemnification by Purchasers. Purchasers covenants and agrees to pay and perform and indemnify and hold Seller, its officers, directors, employees, affiliates, shareholders and agents, harmless from, against and in respect of any and all Losses that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each and all of the following:

     a.     The breach or falsity of any representation or warranty made by Purchasers in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchasers pursuant hereto and thereto.

     b.     The breach of any covenant or agreement made by Purchasers in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchasers pursuant hereto and thereto.

     c.      Any claims arising out of the operation, use or ownership of the Assets or the Business relating thereto by Purchasers after the Closing Date or any other business of the Purchasers at any time.

     9.3     In connection with transactions of which this Agreement is a part, some or all of Purchasers and/or their affiliates will be entering into one or more agreements with Seller, Shareholder and/or their affiliates, to operate temporarily under the licenses of the latter (hereafter, "Operating Agreement" or "Operating Agreements," depending on whether reference is made to one or more). In connection with such operating agreements, Purchasers shall be responsible for selecting and contracting in its own name with all vendors, suppliers, and independent contractors and subcontractors with respect to the Business and shall hire, discharge, and supervise its own labor and employees required for the operation of the business. Purchasers shall also be responsible for all costs of goods and services acquired for the Business from any source. Except to the minimum extent required by law for Purchasers or their affiliates to operate temporarily under said Operating Agreements, neither Purchasers nor their affiliates shall have any authority to act for or on behalf of Seller, Shareholder or their affiliates. ADDITIONALLY, IN CONNECTION WITH SUCH OPERATING AGREEMENTS, PURCHASERS SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, SHAREHOLDER AND/OR THEIR AFFILIATES, THEIR PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (COLLECTIVELY, "INDEMNIFIED PARTIES") FROM ALL CLAIMS, CAUSES OF ACTION, AND/OR LIABILITY INCLUDING FINES OR PENALTIES, WHETHER BASED ON CONTRACT, TORT, COMMON LAW, EQUITY, OR STATUTE (EACH, A "CLAIM"), ASSERTED BY OR ON BEHALF OF: (1) ANY EMPLOYEE, AGENT OR INDEPENDENT CONTRACTOR OF PURCHASERS OR THEIR AFFILIATES FOR ANY REASON; (2) ANY CUSTOMER AT ANY OF THE LOCATIONS, ARISING OUT OF ANY TRANSACTION OR BUSINESS ON OR AFTER THE EFFECTIVE DATE HEREOF; (3) ANY PERSON OR ENTITY ARISING OUT OF THE FURNISHING OF GOODS OR SERVICES FOR THE BUSINESS AFTER THE EFFECTIVE DATE; (4) ANY CREDITOR ARISING OUT OF DEBTS ACCRUING ON OR AFTER THE EFFECTIVE DATE; (5) ANY AGENCY, REGULATORY AUTHORITY OR OTHER PERSON OR ENTITY RELATING TO WHETHER THE ACTIVITIES, PRACTICES AND/OR PROCEDURES OF THE PARTIES HEREUNDER OR PURSUANT HERETO ARE PROHIBITED BY LAW; (6) ANY PERSON OR ENTITY (INCLUDING EMPLOYEES OF PURCHASERS OR THEIR AFFILIATES) ON ACCOUNT OF ANY ACTUAL OR ALLEGED INJURY (PHYSICAL OR OTHERWISE) ACTUALLY CAUSED OR ALLEGED TO HAVE BEEN CAUSED IN WHOLE OR IN PART BY PURCHASERS, THEIR AFFILIATES OR ANY OF THEIR EMPLOYEES, AGENTS OR REPRESENTATIVES; OR (7) THE LANDLORD FOR ANY OF THE LOCATIONS ON ACCOUNT OF ANY ACTUAL OR ALLEGED ACT OR OMISSION OF PURCHASERS OR THEIR AFFILIATES. THE OBLIGATIONS OF PURCHASERS TO DEFEND AND INDEMNIFY HEREUNDER SHALL EXTEND WITHOUT LIMITATION TO INDEMNIFIED PARTIES' ACTUAL OR ALLEGED LIABILITY FOR THEIR OWN NEGLIGENCE, BUT PURCHASERS SHALL HAVE THE RIGHT TO CONTRIBUTION FOR ANY AMOUNT OF ACTUAL NEGLIGENCE OF THE SELLER AS DETERMINED BY THE ULTIMATE FINDER OF FACT. THIS PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

     9.4      Insurance. Purchasers shall procure and maintain during the term of any Operating Agreement, the insurance policies listed on Schedule 9.4. The requirement to provide insurance hereunder is an independent material requirement of this Agreement, and shall not be considered as merely supporting the indemnity obligations hereunder.

ARTICLE 10: CLOSING

     10.1     Closing Date. Subject to the satisfaction or waiver of the conditions precedent contained in Articles 7 and 8 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Mackall, Crounse & Moore, PLC, at 2:00 p.m., on December 2, 2008, or at such other day, time and place as may be mutually agreed upon in writing by Purchasers and Seller and shall be effective as of the opening of business on such day. Such date is referred to in this Agreement as the "Closing Date."

     10.2     Documents to be Delivered by Seller and Shareholder. At the Closing, Seller and the Shareholder shall execute, where necessary or appropriate, and deliver to Purchasers each and all of the following:

     a.     A certificate signed by a duly authorized officer of the Shareholder and a duly authorized officer of Seller to the effect that the representations and warranties made by Seller and the Shareholder are true and correct in all material respects at and as of the Closing;

     b.     A copy certified by an officer of Seller of the duly adopted resolutions of Seller's Board of Directors and the Shareholder approving this Agreement and the consummation of the transactions contemplated hereby;

     c.     One or more Bills of Sale with respect to the Assets as allocated among the respective Purchasers as provided in Section 1.1 and the Schedules thereto, each duly executed by Seller;

     d.     Certificate of Good Standing for each of the Seller and Shareholder issued not more than thirty (30) days prior to the Closing Date.

     e.     Certificate of Title with respect to the vehicles included as part of the Inventory free and clear of any and all liens, claims or encumbrances whatsoever. To the extent Seller is unable or unwilling to provide titles to any vehicles sold hereunder to Purchasers within forty-five (45) days of the Closing Date, Seller shall repurchase such vehicles and pay to Purchaser(s) the itemized cost thereof on or before the sixtieth (60th) day after the Closing.

     f.     An Assignment of Intellectual Property in the form of the attached Exhibit B (the "Intellectual Property Assignment") and any other consents or other instruments Purchasers reasonably requests in order to allow Purchasers to use the Intellectual Property from and after the date hereof.

     g.     The Location Lease Assignments.

     h.     Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

     10.3     Documents to be Delivered by Purchasers. At the Closing, Purchasers shall execute, where necessary or appropriate, and deliver to Seller each and all of the following:

     a.     The Purchase Price;

     b     A certificate signed by a duly authorized officer of Purchasers to the effect that the representations and warranties made by Purchasers are true and correct in all material respects at and as of the Closing;

     c.     A copy certified by an officer of Purchasers of the duly adopted resolutions of the Board of Directors of Purchasers approving this Agreement and the consummation of the transactions contemplated hereby;

     d.     The Oklahoma City Location Lease, the Conway Location Lease and the Location Lease Assumption Agreements; and

     e.     Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

ARTICLE 11: PERFORMANCE FOLLOWING THE CLOSING DATE

     The following covenants and agreements are to be performed after the Closing by the parties:

     11.1     Further Acts and Assurances. Purchasers, Seller and Shareholder agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of another party hereto, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to such party any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be necessary or desirable to vest, perfect and confirm of record in Purchasers, its successors and assigns, the title to any of the Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement.

     11.2     Retention of and Access To Records. After the Closing Date, Purchasers shall retain for a period consistent with Purchasers' record-retention policies and practices those records of Seller delivered to Purchasers as part of the Assets. Purchasers also shall provide Seller and Shareholder and their representatives reasonable access thereto, during normal business hours, and on at least five (5) business days prior written notice, in order to enable them to prepare financial statements or tax returns, deal with tax audits or otherwise tend to the winding up of the Business.

     11.3     Assignment of Contracts. At the option of the Purchasers, and notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an assignment of any claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment if an attempted assignment thereof without the consent of a third party thereto would constitute a breach thereof or in any way adversely affect the rights of the Purchasers thereunder. If such consent is not obtained, or if any attempt at an assignment thereof would be ineffective or would affect the rights of Seller thereunder so that the Purchasers would not in fact receive all such rights, Seller shall cooperate with the Purchasers to the extent reasonably necessary to provide for the Purchasers the benefits under such claim, contract, license, franchise, lease, commitment, sales order, sales contract, supply contract, service agreement, purchase order or purchase commitment, including enforcement for the benefit of the Purchasers of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise. Sellers shall not however, be required to incur any costs or expenses.

     11.4     Use of Existing Non-Sales Office Facility at Sprindale, Arkansas Location. Purchasers shall permit Seller to continue to use the non-sales office facility and related services for Seller's legal collections group, warranty service staff and any staff relocated from the Tontitown corporate offices, at a rate of $0.00 per month on a gross basis, plus all phone and data charges and other incremental incidental costs attributable to Seller's use, for so long as any of Purchasers continue such operations at such facility (and Purchasers do not otherwise require the use of the shared space), but not longer than June 30, 2012. Seller shall pay its actual phone and data line charges where such charges can be identified and separated; otherwise, such costs shall be pro rated based upon total user head count per month in the shared facility. Purchasers shall provide Seller sixty (60) days advance written notice should it require the use of the shared space and therefore require Seller to vacate the space.

     11.5     Covenant Not to Compete. For and in consideration of the Purchase Price paid to the Seller by Purchasers, and except on behalf of Purchasers, Seller and Shareholder hereby covenant and agree that, for a period of four (4) years from and after the effective date hereof, they will not, directly or indirectly without the prior written consent of Purchasers, for or on behalf of any entity:

      (a)     own, maintain, engage in, render any services for, manage, have any financial interest in, or permit its name to be used in connection with as a shareholder, bondholder, creditor, partner, agent, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any person, firm or corporation for the purpose of engaging in the used car retail dealer and/or used car finance business (excluding pawn related operations, or the sale of pawned property, including automobiles), within a 100 mile radius of any of the locations in the States of Missouri, Oklahoma, Arkansas and Texas or in any other State that any of the Purchasers or their respective affiliates operates a used car lot or distribution facility in existence on the date hereof (the "Current Trade Area");

     (b)     enter into any agreement with, service, assist or solicit the business of any persons or entities who were customers of any of the Purchasers or their respective affiliates as of, or within two (2) years prior to the date hereof, for the purpose of providing used car sales or finance to such customers (excluding pawn related operations, or the sale of pawned property, including automobiles), in the Current Trade Area in competition with any of the Purchasers or their respective affiliates or to cause such customers to reduce or end their business with any of the Purchasers or their respective affiliates; or

      (c)     enter into any agreement with, or directly solicit the employment of any persons who were employees, consultants or representatives of any of the Purchasers or their respective affiliates as of, or within two (2) years from the date hereof, for the purpose of causing such persons to leave the employment of any of Purchasers or their respective affiliates.

Any remedy of the Purchasers or their respective affiliates hereunder shall be exercisable exclusively against the Seller or the Shareholder actively engaging in such competition or solicitation in violation of this Section 11.4.

ARTICLE 12: TERMINATION

     12.1     Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

     a.     By mutual written consent of all parties hereto;

     b.     By Purchasers if any of the conditions provided for in Article 7 of this Agreement have not been met and have not been waived in writing by Purchasers on or before the Closing Date;

     c.     By Seller if any of the conditions provided for in Section 8 of this Agreement have not been met and have not been waived in writing by Seller on or before the Closing Date;

     12.2     Return of Documents and Nondisclosure. If this Agreement is terminated for any reason pursuant to Section 12.1 hereto, each party shall return all documents and materials that shall have been furnished by or on behalf of the other party, and each party hereby covenants that it will not disclose to any person or entity any confidential or proprietary information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder.

ARTICLE 13: MISCELLANEOUS

     13.1     Survival of Representations and Warranties. Each of the representations and warranties of the parties contained in this Agreement and in any Exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby and any investigation made by the parties or their agents either prior to or after the date hereof for a period of four (4) years, after which no claim for an incorrect statement or representation, or for the breach of any warranty under this Agreement may be brought, and no litigation with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the indemnified party gave written notice to the indemnifying party specifying the incorrect statement or representation or breach of warranty claimed on or before the expiration of such period.

     13.2     Cooperation. The parties hereto shall cooperate with each other in all respects, including using their best efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated.

     13.3     Employment Matters. Purchasers may desire to employ one or more of the employees of Seller employed in the Business and Seller shall encourage such employees to accept employment by Purchasers. Any obligation of Seller with respect to its employees of the Business prior to the Closing shall remain the liability of the Seller. Nothing contained in this Agreement shall constitute or be construed as a contract of employment between Purchasers and such employees of Seller, and any such employee(s) hired by Purchasers shall remain subject to discharge and lay-off by Purchasers at any time.

     13.4     Public Announcements. The timing and content of all public announcements (excluding disclosures required by law) relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both Purchasers and Seller prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate to comply with all applicable laws. Subsequent to the Closing Date, Purchasers may make such announcements and/or advertisements as Purchasers, in its sole discretion, deems necessary to all customers and/or potential customers and suppliers of the Business.

     13.5     Notices. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal service, by nationally recognized overnight courier (prepaid), or by certified first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally served, upon delivery to the overnight courier, or upon mailing to the party to whom the same is so given or made:

If to Seller or Shareholder:	First Cash Financial Services, Inc.
Attn: Doug Orr
690 E. Lamar Blvd, Suite 400
Arlington, TX 76011

With a copy to:	Coats | Rose
Attn: Patrick E. Gaas
3 E. Greenway Plaza, Suite 2000
Houston, TX 77046

If to Purchasers:	Universal Acceptance Corp.
Attn.: Donald C. Griffin
7401 Bush Lake Road
Edina, Minnesota 55439

With a copy to:	William J. O'Brien, Esq.
Mackall, Crounse & Moore, PLC
1400 AT&T Tower
901 Marquette Avenue
Minneapolis, MN 55402

     13.6     Time is of the Essence. Time is of the essence with respect to all performance obligations under this agreement.

     13.7     Remedies Cumulative. Remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

     13.8     Amendments. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties.

     13.9     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto except that Purchasers may assign their interests hereunder as collateral to its lender Capital Source Finance LLC.

     13.10     Costs; Brokers. Each party hereto shall pay its/his own costs and expenses incurred in connection with the consummation of the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys and accountants. Seller and Shareholder shall jointly and severally indemnify and hold harmless the Purchasers from and against any and all liability for any brokers or finders' fees arising with respect to brokers or finders retained or engaged by Seller or the Shareholder in respect of the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of Stephens Inc., and (b) the Purchasers shall indemnify and hold harmless Seller from and against any and all liability for any brokers' or finders' fees arising with respect to brokers or finders retained or engaged by the Purchasers in respect of the transactions contemplated by this Agreement.

     13.11     Governing Law. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the laws of the State of Minnesota, without giving effect to the principles of conflicts of laws thereof.

     13.12     Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Signatures by facsimile are as binding as original signatures.

     13.13     Headings. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof.

     13.14     Severability. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

     13.15     Waiver. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     13.16 Attorneys' Fees. In the event of a breach or default of any term, condition, warranty or representation in this Agreement by one of the parties, and legal proceedings are instituted by reason thereof, the prevailing party shall be entitled to an award of attorneys' fees, costs and expenses from the non-prevailing party.

     13.17     WAIVER OF RIGHTS TO TRIAL BY JURY; ARBITRATION; VENUE.

A.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANYWAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE (HEREINAFTER COLLECTIVELY, "DISPUTES").

B.

EACH PARTY HEREBY AGREES AND CONSENTS THAT ALL DISPUTES SHALL BE DECIDED BY BINDING ARBITRATION, CONDUCTED IN ST. LOUIS, MISSOURI, BEFORE ONE OR MORE ARBITRATORS (AS DESCRIBED BELOW), UNDER THE THEN CURRENT COMMERCIAL RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT OR THE AMERICAN ARBITRATION ASSOCIATION AS WRITTEN EVIDENCE OF THE AGREEMENT OF THE SIGNATORIES HERETO TO ARBITRATE ALL DISPUTES AND TO WAIVE THEIR RIGHT TO TRIAL BY JURY WITH REGARD TO ALL DISPUTES. THIS AGREEMENT TO ARBITRATE SHALL INCLUDE CLAIMS FOR INJUNCTIVE RELIEF.

C.

PROCEDURE FOR INJUNCTIVE RELIEF. IN THE EVENT A PARTY SEEKS INJUNCTIVE RELIEF, THE CLAIM SHALL BE ADMINISTRATIVELY EXPEDITED BY THE AAA, WHICH SHALL APPOINT A SINGLE, NEUTRAL ARBITRATOR FOR THE LIMITED PURPOSE OF DECIDING SUCH CLAIM. SUCH ARBITRATOR SHALL BE A QUALIFIED ATTORNEY IN GOOD STANDING, AND PREFERABLY SHALL BE A RETIRED STATE OR FEDERAL DISTRICT JUDGE. THE SINGLE ARBITRATOR SHALL DECIDE THE CLAIM FOR INJUNCTIVE RELIEF IMMEDIATELY ON HEARING OR RECEIVING THE PARTIES' SUBMISSIONS (UNLESS, IN THE INTERESTS OF JUSTICE, HE MUST RULE EX PARTE); PROVIDED, HOWEVER, THAT THE SINGLE ARBITRATOR SHALL RULE ON SUCH CLAIMS WITHIN 24 HOURS OF SUBMISSION OF THE CLAIM TO THE AAA. THE SINGLE ARBITRATOR'S RULING SHALL NOT EXTEND BEYOND 14 CALENDAR DAYS AND ON APPLICATION BY THE CLAIMANT, UP TO AN ADDITIONAL 14 DAYS FOLLOWING WHICH, AFTER A HEARING ON THE CLAIM FOR INJUNCTIVE RELIEF, A TEMPORARY INJUNCTION MAY ISSUE PENDING THE AWARD. ANY RELIEF GRANTED UNDER THIS PROCEDURE FOR INJUNCTIVE RELIEF SHALL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION ON AN EXPEDITED, EX PARTE BASIS AND SHALL NOT BE THE SUBJECT OF ANY EVIDENTIARY HEARING OR FURTHER SUBMISSION BY EITHER PARTY, BUT THE COURT, ON APPLICATION TO ENFORCE A TEMPORARY ORDER, SHALL ISSUE SUCH ORDERS AS NECESSARY TO ITS ENFORCEMENT.

D.

PROCEDURE AFTER A CLAIM FOR INJUNCTIVE RELIEF OR WHERE NO CLAIM FOR INJUNCTIVE RELIEF IS MADE. THE ARBITRATOR SHALL BE SELECTED AS FOLLOWS: IN THE EVENT THE PARTIES TO THE ARBITRATION AGREE ON ONE ARBITRATOR, THE ARBITRATION SHALL BE CONDUCTED BY SUCH ARBITRATOR. IN THE EVENT THE PARTIES TO THE ARBITRATION DO NOT SO AGREE, EACH SIDE SHALL SELECT ONE INDEPENDENT, QUALIFIED ARBITRATOR, AND THE TWO ARBITRATORS SO SELECTED SHALL SELECT THE THIRD ARBITRATOR. THE ARBITRATOR(S) ARE HEREIN REFERRED TO AS THE "PANEL." EITHER PARTY SHALL HAVE THE RIGHT TO STRIKE ANY INDIVIDUAL ARBITRATOR WHO SHALL BE EMPLOYED BY OR AFFILIATED WITH A COMPETING ORGANIZATION.

E.	THE TIME IN WHICH TO INITIATE LEGAL PROCEEDINGS REGARDING DISPUTES SHALL EXPIRE TWO YEARS AND ONE DAY FOLLOWING THE ACCRUAL OF THE CAUSE OF ACTION.

     13.18     Entire Agreement. This Agreement, including the documents, instruments, and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representations as of the date first above written.

PURCHASERS:

INTERSTATE AUTO GROUP, INC.

_________________________________
Donald C. Griffin, President

INTERSTATE AUTO GROUP, INC. (MO)

_________________________________
Donald C. Griffin, President

INTERSTATE AUTO GROUP, INC. (OK)

_________________________________
Donald C. Griffin, President

INTERSTATE AUTO GROUP, INC. (AR)

_________________________________
Donald C. Griffin, President

TEXAS IAG, INC.

_________________________________
Donald C. Griffin, President

SELLER:

GUARANTEED AUTO FINANCE, INC.

___________________________________
Rick L.Wessel, President

SHAREHOLDER:

FIRST CASH FINANCIAL SERVICES, INC.

____________________________________
Rick L. Wessel, CEO